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                                                                    Exhibit 12.4

Ratio of Total Debt to EBITDA (as defined):
-------------------------------------------

                                                                             Pro Forma
                              1994      1995      1996      1997      1998     1998
                            -------   -------   -------   -------   -------  --------

Total debt                  $36,399   $32,074   $19,124   $50,000   $45,000  $218,114

EBITDA (as defined)           9,875    13,168    17,213    24,522    43,547    43,647
                            -------   -------   -------   -------   -------  --------

Ratio                           3.7       2.4       1.1       2.0       1.0       5.0

